Exhibit (b)

4 SEPTEMBER 2008

MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT

EUR 210,000,000 Term Loan Facility

EUR 50,000,000 Revolving Facility

USD 125,000,000 Revolving Facility

for

MANITOU BF

arranged by

SOCIÉTÉ GÉNÉRALE CORPORATE AND INVESTMENT BANKING

with

SOCIETE GENERALE

acting as Agent and Original Lender

SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		39

17.	Representations	39

18.	Information undertakings	42

19.	Financial covenants	46

20.	General undertakings	46

21.	Events of Default	50

SECTION 8 CHANGES TO PARTIES		54

22.	Changes to the Lenders	54

23.	Changes to the Obligors	57

SECTION 9 THE FINANCE PARTIES		60

24.	Role of the Agent and the Arranger	60

25.	Conduct of business by the Finance Parties	65

26.	Sharing among the Finance Parties	65

SECTION 10 ADMINISTRATION		67

27.	Payment mechanics	67

28.	Set-off	69

29.	Notices	69

30.	Calculations and certificates	72

31.	Partial invalidity	73

32.	Remedies and waivers	73

33.	Amendments and waivers	73

SECTION 11 GOVERNING LAW AND ENFORCEMENT		75

34.	Governing law	75

35.	Enforcement - Jurisdiction of French courts	75

THIS AGREEMENT is dated 4 September 2008 and made between:

(1)	MANITOU BF, a société anonyme incorporated under the laws of France under registration number 857 802 508 RCS Nantes, with registered capital of € 37,809,040 and having its registered office at Ancenis (44150), 430, rue de l’Aubinière, represented by a duly authorized representative for the purpose of this Agreement (the “Company” and or the “Original Borrower”);

(2)	SOCIÉTÉ GÉNÉRALE CORPORATE AND INVESTMENT BANKING, the corporate and investment banking division of SOCIETE GENERALE, a société anonyme incorporated under the laws of France under registration number 552 120 222 RCS Paris, with registered capital of € 738,409,055, and having its registered office at 29 boulevard Haussmann, 75009 Paris, represented by representatives, duly authorized for the purpose of this Agreement, as mandated lead arranger (the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(4)	SOCIÉTÉ GÉNÉRALE as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 23 (Changes to the Obligors)].

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the Signing Date to the Consolidation Date; and

(b)	in relation to Facility B, the period from and including the Signing Date of this Agreement to the date falling 1 month before the Termination Date; and

(c)	in relation to Facility C, the period from and including the Signing Date to the date falling 1 month before the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(d)	the Facility Currency Amount of its participation in any outstanding Loans under that Facility; and

(e)	in relation to any proposed Utilisation, the Facility Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to Facility B and Facility C, that Lender’s participation in any Facility B Loans and Facility C Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Borrower” means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 23 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which:

(a)	in relation to any date for a payment to be made in USD, banks are open for general business in Paris, New York and London; or

(b)	in relation to any date for a payment to be made in Euro, banks are open for general business in Paris and which is a TARGET Day.

“Commitment” means a Facility A Commitment, Facility B Commitment or Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the Loan Market Association or in any other form agreed between the Company and the Agent.

“Consolidation Date” means the date falling 6 months after the Signing Date.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Event of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” (Earnings Before Interest Tax Depreciation and Amortisation) means, for any period, the current operating income (“Résultat Opérationnel”) plus the depreciations and amortisations (“Dotations aux amortisements et aux provisions pour dépréciation”), for the relevant period as indicated in the Company’s latest audited (or un-audited as the case may be) financial statements.

“EONIA” means the European overnight index average, being the annual rate of the day-to-day Euro interbank money market to be computed by the European System of Central Banks, which is expected to be published on the display designated as “Page EONIA” on Reuter (or such page or service as may replace it for the purpose of displaying the annual rates of the day-to-day Euro interbank money market).

“Equity” means total equity (total des capitaux propres) less minority puts (pactes d’actionnaires) plus shareholders loans with a remaining duration of more than one year (prêts d’actionnaires ayant une date de maturité supérieure à un an).

“EURIBOR” means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means Facility A, Facility B or Facility C.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Facility Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Facility Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each anniversary date from Signing Date.

“Facility B” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Facility Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Facility Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility C Commitment” means:

(a)	in relation to an Original Lender, the amount in Facility Currency set opposite its name under the heading “Facility C Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Facility Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility Currency” means Euro for Facilities A and B and United States Dollar (“USD”) for Facility C.

“Facility Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement, the Mandate Letter, any Accession Letter, any Guarantee, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement but excluding any supplier or customer credit granted in the ordinary course of business) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“GAAP” means:

(a)	for the corporate financial statements of an Obligor, generally accepted accounting principles in the jurisdiction of incorporation of the relevant Obligor;

(b)	for the consolidated financial statements of the Group, IFRS.

“Gearing Ratio” means the ratio of Net Debt to Equity.

“GEHL Company” means the company incorporated under the laws of Wisconsin (USA) with IRS number 39-0300430 and having its registered office at 143 Water Street, West Bend (53095-079), Wisconsin, USA.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantee” means a guarantee given by the Original Guarantor or an Additional Guarantor in the form set out in Schedule 11 (Form of Guarantee).

“Guarantor” means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Information Memorandum” means the document in the form to be approved by the Company concerning the Group which, at the Company’s request and on its behalf, shall be prepared in relation to this transaction and distributed by the Arranger to selected financial institutions for the purpose of primary syndication.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods).

“Interest Rate Index” means EONIA, EURIBOR or LIBOR as used for the calculation of interests on a Loan in accordance with Clause 8.1 (Interest Rate Index).

“Lender” means:

(a)	the Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means the ratio of Net Debt to EBITDA.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandate Letter” means the mandate letter dated 29 August 2008 made between the Company and the Arranger setting out the terms of the mandate given by the Company to the Arranger in order to arranger the Facilities.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means in respect of each of the Facilities and each of the Loans, 1.20 per cent per annum subject to variation in accordance with the provisions below.

As from any Interest Period falling after the delivery of the Compliance Certificate related to the consolidated financial statements for the half-year ending on June 30, 2009, the applicable Margin shall be amended to the level set opposite the Leverage Ratio in the table below in each case during the period beginning the first day of the Interest Period commencing after the date on which the Agent has received the relevant consolidated financial statements of the Group (for a given financial year or half-year) and the Compliance Certificate relating thereto showing that the Leverage Ratio is within one of the ranges set out in the table below and finishing the last day of the Interest Period on which the Agent has received the next Compliance Certificate and related accounts.

Leverage Ratio (L)	Margin (%)
L >= 2.50	1.60

2.50 > L >= 2.0	1.50

2.0 > L >= 1.25	1.20

1.25 > L >= 0.50	0.95

L < 0.50	0.70

“Material Adverse Effect” means any event or circumstance which is likely to be materially adverse to:

(a)	the financial or legal situation, assets, business, activity or prospects of the Borrower; or

(b)	the ability of the Borrower to perform any of its obligations or undertakings under any of the Finance Documents.

“Material Subsidiary” means at any time each Subsidiary whose revenues (chiffre d’affaires) calculated in accordance with IFRS is equal to or greater than five per cent. (10%) of the consolidated revenues of the Group or whose assets is equal to or greater than five per cent. (5%) of the consolidated assets of the Group or whose EBITDA is equal to or greater than five per cent. (5%) of consolidated EBITDA of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Net Debt” means at any time, the total amount of loans and other financial liabilities (passif financier non courant), plus current financial liabilities (passif financier courant), less minority puts (pacte d’actionnaires), less current financial assets (actifs financiers courants), less shareholders loans with a remaining duration of more than one year (prêts d’actionnaires ayant une date de maturité supérieure à un an), less cash and cash equivalent (trésorerie et équivalent de trésorerie), each as mentioned in the latest audited statements or non audited statements of the Company.

“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended the 31 December 2007.

“Original Guarantor” means the Company.

“Original Obligor” means the Company.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	for EURIBOR, two Business Days before the first day of that period; or

(b)	for LIBOR, two Business Days before the first day of that period.

“Reference Banks” means, in relation to LIBOR, the principal London offices of RBS, and HSBC and, in relation to EURIBOR, the principal office in Paris of BNP Paribas, Natixis and Calyon or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repayment Instalment” means in relation to Facility A, each instalment which shall be repaid on each Facility A Repayment Date as set out in Clause 6.1 (Repayment of Facility A Loan).

“Repeating Representations” means each of the representations set out in Clause 18 except representation set out in Clause 17.7 (Deduction of Tax), 17.8 (No filing or stamp taxes), 17.10 (No misleading information) and 17.11 (Financial statements) (a) and (b).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Facility B Loans or Facility C Loans:

(a)	made or to be made on the same day that a maturing Facility B Loan or a maturing Facility C Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B Loan or the maturing Facility C Loan;

(c)	made or to be made to the same Borrower for the purpose of refinancing a maturing Facility B Loan or a maturing Facility C Loan.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part IV of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods) in relation to Facility A.

“Signing Date” means the date of this Agreement.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means:

(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is,

open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling 5 years from the Signing Date.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being EUR 210,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being EUR 50,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being USD 125,000,000 at the date of this Agreement.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of an Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part III of Schedule 3 (Requests).

“VAT” means value added tax.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(v)	“gross negligence” means “faute lourde”;

(vi)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xii)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xiii)	“wilful misconduct” means “dol”;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xv)	unless a contrary indication appears, a time of day is a reference to Paris time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	to the Original Borrower a Euro term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	to the Borrowers a Euro revolving loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)	to the Borrowers a USD revolving loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Original Borrower shall apply all amounts borrowed by it under Facility A towards the acquisition of up to 85,6 % of the GEHL Company shares and for general corporate purpose.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B for general corporate purpose.

(c)	Each Borrower shall apply all amounts borrowed by it under Facility C for general corporate purpose.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of the first Utilisation of Facility A, the Agent has received satisfactory evidence that the tender offer of the Company and/or one of its Affiliate over the shares of GEHL Company has been properly announced to the market;

(b)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(c)	evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) are paid on the relevant Utilisation Date; and

(d)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than 10 Facility A Loans would be outstanding;

(ii)	more than 10 Facility B Loans would be outstanding;

(iii)	more than 10 Facility C Loans would be outstanding.

(b)	A Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, more than 10 Facility A Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Rate Index Period complies with Clause 8.1 (Interest Rate Index); and

(v)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

(c)	Only one Utilisation Request may be delivered to the Agent each 10 day period for a given Facility other than Facility A.

5.3	Currency and amount

(a)	In relation to Facility A:

(i)	the currency specified in a Utilisation Request must be the relevant Facility Currency (Euro);

(ii)	the amount of the proposed Loan must be a minimum of EUR 5,000,000 or, if less, the Available Facility.

(b)	In relation to Facility B:

(i)	the currency specified in a Utilisation Request must be the relevant Facility Currency (Euro);

(ii)	the amount of the proposed Loan must be a minimum of EUR 5,000,000 or, if less, the Available Facility.

(c)	In relation to Facility C:

(i)	the currency specified in a Utilisation Request must be the relevant Facility Currency (USD);

(ii)	the amount of the proposed Loan must be a minimum of USD 5,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the Facility Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

(a)	The Total Facility A Commitments shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Total Facility B Commitments shall be immediately cancelled at the end of the Availability Period for Facility B.

(c)	The Total Facility C Commitments shall be immediately cancelled at the end of the Availability Period for Facility C.

5.6	Consolidation of the Facility A Loans

On the Consolidation Date (or, if earlier, on the day on which the applicable Available Facility is zero), the outstanding Facility A Loans drawn by the Original Borrower will be consolidated into a single Facility A Loan.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Facility A Loan

(a)	The Original Borrower shall repay the Facility A Loan on the Facility A Repayment Dates specified below and on the Termination Date. The Repayment Instalments to be repaid on each date specified below, subject to the application of Clause 8 (Prepayment and Cancellation), shall be equal to the percentage set out in the table below opposite that date applied to the initial amount of the Facility A Loan after consolidation pursuant to Clause 5.6 (Consolidation of the Facility A Loans) and before any repayment.

Facility A Repayment Dates	Facility A Loan Repayment Instalments
1st anniversary of the Signing Date	16%
2nd anniversary of the Signing Date	16%
3rd anniversary of the Signing Date	16%
4th anniversary of the Signing Date	17%
Termination Date	35%

Any amount of or due under Facility A still outstanding on the Termination Date shall be repaid on that date.

(b)	The Original Borrower may not reborrow any part of Facility A which is repaid.

6.2	Repayment of Facility B Loans

Each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period. Any amount of or due under Facility B still outstanding on the Termination Date shall be repaid on that date.

6.3	Repayment of Facility C Loans

Each Borrower which has drawn a Facility C Loan shall repay that Loan on the last day of its Interest Period. Any amount of or due under Facility C still outstanding on the Termination Date shall be repaid on that date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and/or

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If the current family shareholders of the Company as of the date hereof cease to hold directly or indirectly the control of the Company or if any person or group of persons acting in concert gains such control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);and

(iii)	the Majority Lenders, may by not less than 10 days prior written notice delivered to the Obligors by the Agent, cancel all the Facilities under this Agreement and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitments of all Lenders will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” has the meaning given in article L.233-3 of the French Code de Commerce.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given in article L.233-10 of the French Code de Commerce.

7.3	Voluntary cancellation

The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of or corresponding to EUR 5,000,000) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under that Facility.

7.4	Voluntary prepayment of Facility A Loans

As from the date on which all Facility A Loans have been consolidated according to Clause 5.6 (Consolidation of the Facility A Loans), the Original Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Facility A Loan (but, if in part, being an amount that reduces the Facility Currency Amount of the Facility A Loan by a minimum amount of EUR 5,000,000).

Any prepayment under this Clause 7.4 shall reduce the amounts of the closer Repayment Instalments under Clause 6.1 (Repayment of Facility A Loan).

7.5	Voluntary Prepayment of Facility B Loans

The Borrower to which a Facility B Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the Facility Currency Amount of the Facility B Loan by a minimum amount of EUR 5,000,000).

7.6	Voluntary Prepayment of Facility C Loans

The Borrower to which a Facility C Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility C Loan (but if in part, being an amount that reduces the Facility Currency Amount of the Facility C Loan by a minimum amount of USD 5,000,000).

7.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

7.8	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under paragraph (c) of Clause 12.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

(c)	that Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Original Borrower may not reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B or Facility C which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Interest Rate Index

The Interest Rate Index used for the calculation of the rate of interest on each Loan for each Interest Period is:

(a)	for Facility A Loans:

(i)	during the Availability Period, EURIBOR or EONIA, as selected by the Original Borrower in the relevant Utilisation Request,

(ii)	after the Consolidation Date, EURIBOR;

(b)	for Facility B Loans, EURIBOR; and

(c)	for Facility C Loans, LIBOR.

8.2	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	Interest Rate Index; and

(c)	Mandatory Cost, if any.

8.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.4	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is EONIA plus 2 per cent plus the applicable Margin plus Mandatory Costs if any. Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

8.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

8.6	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Original Borrowers acknowledge that they have received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that the letter forms part of this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in the case of a Facility A Loan which has already been borrowed) in a Selection Notice so as to ensure that:

with respect to Facility A only

(i)	each Facility A Repayment Date will also be the last day of an Interest Period;

(ii)	the Consolidation Date will also be the last day of an Interest Period; and

(iii)	all the Facility A Loans have an Interest Period ending on the Consolidation Date.

with respect to all Facilities

(iv)	no Loan shall have an Interest Period expiring after the Termination Date.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Original Borrower not later than the Specified Time.

(c)	If a the Original Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to paragraph (e) below, be 3 Months.

(d)	Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period of 1, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders); the Original Borrower, with respect to each Facility A Loan, may select a first Interest Period of less than one week in any Utilisation Request. After this first Interest Period the immediately following Interest Period may be of less than one month, as then agreed between the Original Borrower and the Agent in order to consolidate all outstanding Facility A Loans.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility B Loan or a Facility C Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR, EONIA or EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR, EONIA or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	that at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks is able to supply a rate to the Agent to determine LIBOR, EONIA or EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 66 2/3 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR, EONIA or EURIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan being paid by that Borrower on a day other than the last day of an Interest Period for that Loan.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Facility Currency computed at the annual rate of 35 per cent. of the Margin on that Lender’s Available Commitments under Facility A, Facility B and Facility C for:

(i)	the period starting on the Signing Date and ending on the Consolidation Date, for Facility A;

(ii)	the period between the Signing Date and the first Interest Period and, subsequently each Interest Period, for Facility B; and

(iii)	the period between the Signing Date and the first Interest Period and, subsequently each Interest Period, for Facility C.

(b)	The accrued commitment fee is payable in arrear:

(i)	on the Consolidation Date, for Facility A;

(ii)	on the last day of each calendar quarter as from the Signing Date and for the first time on 31 December 2008 for Facilities B and C;

(iii)	on the date where the cancellation becomes effective and on the cancelled amount in the case of a cancellation in full of the relevant Lender’s Commitment under the relevant Facility.

11.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in the Mandate Letter.

11.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Mandate Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(i)	has its Facility Office in France; or

(ii)	fulfils the conditions imposed by French Law taking into account, as the case may be, any double taxation agreement in force on the relevant date (subject to the completion of any necessary procedural formalities), in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which is entitled to a payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Borrower.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

12.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be materially prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees but, in any case, within the limits set forth in the Mandate Letter) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

Each Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement, except for the representations made under Clause 17.10, which shall be deemed to be made on the first Utilisation Date following immediately the date on which the Company will have approved the final version of the Information Memorandum.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 23 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Material Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Material Subsidiaries or any of its or any of its Material Subsidiaries’ assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

(a)	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Deduction of Tax

On the Closing Date for Original Obligors and on the date of any Accession Letter for any Additional Borrower, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No default - No Material Adverse Effect - No change of Control

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

(c)	No event or circumstance is outstanding which might have a Material Adverse Effect.

(d)	No Change of Control has occurred since the publication of the Company’s annual report for financial year 2007.

17.10	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

17.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent the Group’s financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in the business or consolidated financial condition of the Group since 1 January 2008.

17.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have an impact greater than 50 million Euros have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.14	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Borrower, the day on which the company becomes (or it is proposed that the company becomes) an Additional Borrower.

The Repeating Representation in Clause 17.11 (c) will cease to be a Repeating Representation as from the date the Agent has received the consolidated financial statements of the Group for financial year 2008.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor for that financial year;

(b)	as soon as the same become available, but in any event within 120 days after the end of each first half of each of its financial years:

(i)	its consolidated financial statements for that financial half year; and

(ii)	the financial statements of each Obligor for that financial half year.

18.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the Chief Executive Officer and the Chief Financial Officer of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 18.1 (Financial statements), by the Company’s auditors.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

(c)

The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that

Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Financial Statements for the immediately preceding financial year were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Financial Statements for the immediately preceding financial year.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Financial Statements for the immediately preceding financial year were prepared.

18.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(d)	promptly upon availability a copy of the executed merger agreement entered into with GEHL and other related documents (including the notification that the acquisition price for 85% of the shares does not exceed an equivalent of EUR 260,000,000).

18.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default or Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Borrower is aware that a notification has already been provided by another Borrower).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

18.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 23 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

19.	FINANCIAL COVENANTS

At each calculation date, the financial condition of the Borrower, as evidenced by the consolidated audited and unaudited financial statements provided pursuant to Clause 18.1 (Financial statements) shall be such that:

•	Leverage Ratio is lower than 3.

•	Gearing Ratio is lower than 1.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative pledge

(a)	No Borrower shall (and the Company shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets.

(b)	No Borrower shall (and the Company shall ensure that no Material Subsidiary will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security is removed or discharged within 2 months of the date of acquisition of such asset;

(v)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	(except for GEHL Company) the Security is removed or discharged within 2 month of that company becoming a member of the Group;

(vi)	any Security entered into pursuant to any Finance Document; or

(vii)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Company or any Material Subsidiary other than any permitted under paragraphs (i) to (vi) above) does not exceed 75 million Euros (or its equivalent in another currency or currencies).

20.4	Disposals

(a)	No Borrower shall (and the Company shall ensure that no Material Subsidiary will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	made within the Group for the purpose of a corporate reconstruction;

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iv)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed 75 million Euros (or its equivalent in another currency or currencies) in any financial year.

20.5	Merger

No Borrower shall (and the Company shall ensure that no Material Subsidiary will) enter into any amalgamation or merger except for a merger:

(a)	between an Obligor (or a Material Subsidiary) and any member of the Group, provided that (in the case of an Obligor) the Obligor remains the surviving entity; or

(b)	between an Obligor (or a Material Subsidiary) and an entity which is not a member of the Group, provided that:

(i)	the Obligor (or the Material Subsidiary) remains the surviving entity; and

(ii)	such merger is not reasonably expected to have a Material Adverse Effect.

20.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Material Subsidiaries from that carried on at the date of this Agreement.

21.	Events of Default

Each of the events or circumstances set out in Clause 21 (Events of Default) is an Event of Default.

21.1	Non-payment

The Obligor does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires the Borrower to make a prepayment under Clause 7.8 (Mandatory prepayment and cancellation in relation to a single Lender) at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied and the Company fails to remedy to this Default within 60 days.

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above in relation to Clause 21.3 will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been adversely incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or Material Subsidiary is cancelled or suspended by a creditor of such Obligor or Material Subsidiary as a result of an event of default (however described).

(d)	Any creditor of any Obligor or Material Subsidiary becomes entitled to declare any Financial Indebtedness of such Obligor or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than 10 million Euros (or its equivalent in any other currency or currencies) and, for paragraphs c and d only if the default is capable of remedy and is remedied within 60 days).

21.6	Insolvency

(a)	Any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	Any Obligor or any Material Subsidiary which conducts business in France is in a state of cessation des paiements, or any member of the Group becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any Material Subsidiary.

(d)	For any member of the Group other than the Company, no Event of Default under paragraph in relation this Clause 21.6 will occur if the failure to comply is capable of remedy and is remedied within 30 days.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets;

(iv)	enforcement of any Security over any assets of any Obligor or any Material Subsidiary; or

(b)	Any analogous procedure or step is taken in any jurisdiction.

(c)	Any Obligor or any Material Subsidiary commences proceedings for conciliation in accordance with articles L.611-4 to L.611-15 of the French Code de Commerce.

(d)	A judgement for sauvegarde, redressement judiciaire or liquidation judiciaire is entered in relation to any Obligor or any Material Subsidiary under articles L.620-1 to L.670-8 of the French Code de Commerce.

(e)	For any member of the Group other than the Company, no Event of Default under paragraph in relation this Clause 22.7 will occur if the failure to comply is capable of remedy and is remedied within 30 days.

21.8	Creditors’ process

Any of the enforcement proceedings provided for in French law no.91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary having an aggregate value of 10 million Euros and is not discharged within 90 days.

21.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

21.10	Unlawfulness

Except as provided in Clause 7.8 (Mandatory prepayment and cancellation in relation to a single Lender), it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

21.11	Material adverse change

As from the Signing Date, any event or series of events whether related or not occurs which would be likely to have a Material Adverse Effect.

21.12	Repudiation

Any party to the Finance Documents amends, rescinds, repudiates, purports to rescind or alleges in writing that any Finance Document is ineffective or invalid in any material respect or any person seeks, on serious grounds, to have the same revoked or declared ineffective, null, void, or invalid in any material respect.

21.13	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Company but subject to the mandatory provisions of articles L.620-1 to L.670-8 of the French Code de Commerce:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

to another bank or financial institution or to a trust, fund (hedge funds or equivalent only upon the occurrence of an Event of Default) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that such bank, financial institution, trust or funds is not directly or indirectly controlled by the Borrower or any member of the Group and/or is not acting as an agent, a trustee or on behalf of the Borrower or any of the member of the Group.

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

22.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender. No consent is required if the assignment or transfer is to another Lender or an Affiliate of a Lender or the transfer occurs during an Event of Default.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent fifteen Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	An assignment will only be effective as among the Finance Parties on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of 2,000 Euros.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Transfer Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Company a copy of that Transfer Agreement.

22.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

23.	CHANGES TO THE OBLIGORS

23.1	Assignments and transfer by Obligors

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 18.7 (“Know your customer” checks), the Company may request that any of its wholly controlled Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default or Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

23.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

23.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 18.7 (“Know your customer” checks), the Company may request that any of its wholly controlled Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a Guarantee, duly executed by that Subsidiary; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

23.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

23.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	all the Lenders have consented to the Company’s request; and

(iii)	upon request of the Lenders, sufficient guarantee is provided to the Lenders by the Group.

SECTION 9

THE FINANCE PARTIES

24.	ROLE OF THE AGENT AND THE ARRANGER

24.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Lender’s authority to act on its behalf in those proceedings.

24.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

24.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

24.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in France).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of Article 1252 of the French Code Civil.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)	On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

27.3	Distributions to an Obligor

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.6	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Euro is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of a Loan or a part of a Loan shall be made in the currency in which that Loan is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

27.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.	SET-OFF

A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name in Schedule 1;

(b)	in the case of each Lender or any other Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name in Schedule 1,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 23 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 33; or

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

34.	GOVERNING LAW

This Agreement is governed by French law.

35.	ENFORCEMENT - JURISDICTION OF FRENCH COURTS

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

This Agreement has been entered into on the date stated at the beginning of this Agreement in 3 original copies.

MANITOU BF

Original Borrower

/s/ Bruno Fille
M Bruno FILLE

SOCIÉTÉ GÉNÉRALE

Arranger

Agent

Original Lender

/s/ Cyril-Henri Prevost
M Cyril-Henri PREVOST

Schedule 1

THE ORIGINAL PARTIES

Part I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)
MANITOU BF	857 802 508 RCS Nantes

MANITOU BF

430, rue de l’Aubinière

44158 Ancenis

Monsieur Hervé Rochet

Tel: +33 (0)2 40 09 10 06

Fax: +33 (0)2 40 09 10 89

mailto:h.rochet@manitou.com

Part II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment
	(in EUR)	(in EUR)	(in USD)
Société Générale	210,000,000	50,000,000	125,000,000

Administrative Matters :

Société Générale

Tour Société Générale

Acquisition Finance – BIEN/FIN

17, Cours Valmy

92972 Paris La Défense 7 Cedex

France

Monsieur Laurent MONIN

Madame Isabelle Jamet Bellecave

phone:  01.58.98.00.77

fax:        01.42.13.05.53

mailto:laurent.monin@sgcib.com

mailto:isabelle.jamet-bellecave@sgcib.com

Operational Matters :

Société Générale

Tour Société Générale

OPER/CAF/DMT

17, Cours Valmy

92972 Paris La Défense 7 Cedex

France

Anne-Lise BRULE

phone: 01.42.13.46.23

fax: 01.42.14.09.45

mailto:anne-lise.brule@sgcib.com

Settlement Details :

EUR

Name : SOCIETE GENERALE PARIS

Swift : SOGEFRPPHCM

A/C Number : 30003/07003/00304999500/79

Favour : SOCIETE GENERALE PARIS – OPER

CAF COR

USD

US Dollar correspondent account details :

Name : SOCIETE GENERALE NEW YORK

Swift : SOGEUS33

A/C Number: 00187011 – CHIPS ABA 0422 / FED

ABA 026004226 / UID 403528

Favour : SOCIETE GENERALE PARIS – OPER

CAF COR

Swift : SOGEFRPPHCM

Schedule 2

CONDITIONS PRECEDENT

Part I

CONDITIONS PRECEDENT TO SIGNING OF THE AGREEMENT

1.	Original Obligor

(a)	Extrait K-bis (registration extract from the commercial register), état des inscriptions et nantissement (statement of charges over assets and encumbrances) and certificat de non-faillite (certificate evidencing the absence of bankruptcy) (or equivalent in each case) for the Original Obligor, of no more than 15 days old.

(b)	A copy of the statuts (articles of association) or any other constitutive documents of the Original Obligor.

(c)	Evidence that the person(s) who has signed the Finance Documents on behalf of the Original Borrower was duly authorised so to sign and decisions taken by the relevant corporate body of the Obligor showing approving the terms of this Agreement and the Facilities.

(d)	A specimen of the signature of each person referred to in paragraph (c) above and of each person authorised by the resolution referred to in paragraph 5 above.

(e)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of the legal advisers to the Arranger and the Agent in France on the validity of the Finance Documents, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	Legal opinion of the legal advisers to the Original Borrower to (i) the due status, constitution and existence of the Original Obligor and (ii) the capacity, execution and corporate authorisation of the relevant corporate bodies of the Original Obligor in respect of its execution of the Agreement and compliance with its obligations hereunder.

3.	Other documents and evidence

(a)	The Original Financial Statements of the Original Obligor.

(b)	List of the Material Subsidiaries.

(c)	Provision of all information necessary for the identification of the Original Obligor, as may be required by the Lenders in order to comply with the applicable anti-money laundering regulations.

Part II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	If the Additional Obligor is an Additional Borrower, an Accession Letter, duly executed by that Additional Borrower and the Company, and if the Additional Obligor is an Additional Guarantor, a Guarantee duly executed by that Additional Guarantor.

2.	Extrait K-bis (registration extract from the commercial register), état des inscriptions et nantissement (statement of charges over assets and encumbrances) and certificat de non-faillite (certificate evidencing the absence of bankruptcy) (or equivalent in each case) for the Additional Obligor, of no more than 15 days old.

3.	A copy of the statuts (articles of association) or any other constitutive documents of the Additional Obligor.

4.	Evidence that the person(s) who has signed the Finance Documents on behalf of the Additional Obligor was duly authorised so to sign and decisions taken by the relevant corporate body of the Additional Obligor showing approving the terms of this Agreement and the Facilities.

5.	A copy of a resolution of the board of directors of the Original Guarantor taken in accordance with article L.225-35 of the French Code de Commerce, approving the terms of the Guarantee given by it and authorising a specified person or persons, on its behalf, to execute that Guarantee.

6.	A Guarantee duly executed by the Original Guarantor.

7.	If the Additional Obligor is an Additional Guarantor, a copy of a resolution of its board of directors taken in accordance with article L.225-35 of the French Code de Commerce approving the terms of the Guarantee granted by it, and authorising a specified person or persons on its behalf, to execute that Guarantee.

8.	A specimen of the signature of each person referred to in paragraph 4 above and of each person authorised by the resolution referred to in paragraph 5 above.

9.	A copy of any document requested to comply with KYC requirements.

10.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter or, as the case may be, the Guarantee.

11.	If available, the latest audited financial statements of the Additional Obligor.

12.	A legal opinion of the legal advisers to the Additional Obligor in the relevant jurisdiction, to (i) the due status, constitution and existence of the Additional Obligor and (ii) the capacity, execution and corporate authorisation of the relevant corporate bodies of the Additional Obligor in respect of its execution of the Agreement and compliance with its obligations hereunder.

Schedule 3

REQUESTS

Part III

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:	[—]

Dear Sirs,

[Company] – [—] Facility Agreement dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C] *

Currency of Loan:	[—]

Amount:	[—] or, if less, the Available Facility

Interest Period:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

*	Delete as appropriate.

Part IV

SELECTION NOTICE

APPLICABLE TO A FACILITY A LOAN

From:	[Borrower]

To:	[Agent]

Dated:	[—]

Dear Sirs,

[Company] - [—] Facility Agreement dated [—] (the “ Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Facility A Loan which current Interest Period ends on [—]

3.	We request that the next Interest Period for the Facility A Loan is [1months / 3months /6months].***

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for the Company

***	Delete as appropriate.

Schedule 4

MANDATORY COST FORMULAE

1.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

2.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows in relation to a Loan in any currency other than Sterling:

E × 0.01	per cent. per annum.
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

4.	For the purposes of this Schedule:

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

5.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

6.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

7.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 5 and 6 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

8.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 4, 5 and 6 above is true and correct in all respects.

9.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 4, 5 and 6 above.

10.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.	The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [—]

BETWEEN:

(1)	[—] (the “Existing Lender”)

AND:

(2)	[—] (the “New Lender”)

WHEREAS:

(B)	The Existing Lender has entered into a multicurrency term loan facility in an aggregate amount equal to [—] (figures and letters), a revolving loan facility in an aggregate amount equal to [—] (figures and letters) and a revolving facility in an aggregate amount equal to [—] (figures and letters) under a facility agreement dated [—], between [Company], the Original Borrowers listed in Part I of Schedule 1 to that facility agreement, the Financial Institutions listed in Part II of Schedule 1 to that Facility Agreement [—] acting as Arranger, and [—] acting as Agent of the Lenders (the “Facility Agreement”).

[The Additional Borrowers listed in Schedule 1 attached to this Transfer Agreement have become “Additional Borrowers” in accordance with Clause 23.2 (Additional Borrowers) of the Facility Agreement.]

(C)	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in Schedule 2 of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement.

(D)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.

The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in Schedule 2 of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement in accordance with Clause 22.5 (Procedure for transfer) of the Facility Agreement.[1]

[1]

The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Obligors in accordance with article 1690 of the French Code Civil.

2.	The proposed Transfer Date is [—].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in Schedule 2 of this Transfer Agreement.

4.	The New Lender acknowledges the limitations on the Existing Lender’s liabilities set out in Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

5.	The New Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

6.	This Transfer Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

Schedule 1 to the Transfer Agreement

Name of Additional Borrowers

[—]

[—]

Schedule 2 to the Transfer Agreement

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender][New Lender]

By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

Schedule 6

FORM OF ACCESSION LETTER

To:	[—] as Agent

From:	[Subsidiary] and [Company]

Dated:	[—]

Dear Sirs,

[Company] – [—] Facility Agreement dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower] and to be bound by the terms of the Facility Agreement as an Additional [Borrower] pursuant to Clause 23.2 (Additional Borrowers) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:[—]

Fax No:[—]

Attention:[—]

4.	This Accession Letter is governed by French law.

[Company]	[Subsidiary]

Schedule 7

FORM OF RESIGNATION LETTER

To:	[—] as Agent

From:	[resigning Obligor] and [Company]

Dated:	[—]

Dear Sirs

[Company] – [—] Facility Agreement dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 23.3 (Resignation of a Borrower)]/[Clause 23.6 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the relevant Finance Document.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[—]*

4.	This Resignation Letter is governed by French law.

[Company]	[Subsidiary]

By:	By:

*	Insert any other conditions required by the Agreement.

Schedule 8

FORM OF COMPLIANCE CERTIFICATE

To:	[—] as Agent

From:	[Company]

Dated:	[—]

Dear Sirs,

[Company] – [—] Facility Agreement dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

Leverage Ratio = [—]

[Insert details of covenants to be certified]

Gearing Ratio = [—]

[Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]*

Signed:

	Director	Director

	of	of

	[Company]	[Company]

[insert applicable certification language] **

for and on behalf of

[name of auditors of the Company]***

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	To be agreed with the Company’s auditors and the Lenders prior to signing the Agreement.
***	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors. To be agreed with the Company’s auditors prior to signing the Agreement.

Schedule 9

EXISTING SECURITY

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured
MANITOU BF	None	None

Schedule 10

TIMETABLES

	Loans in EUR	Loans in USD
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) if EONIA is applicable	D 10:00 a.m. (Brussels Time)	Non applicable

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) if EURIBOR or LIBOR is applicable	D - 3 11:00 a.m. (Brussels Time)	D - 3 11:00 a.m. (London Time)

Delivery of a duly completed Selection Notice (Clause 9.1 (Selection of Interest Periods))	D - 3 11:00 a.m. (Brussels Time)	D - 3 11:00 a.m. (London Time)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D - 2 11:00 a.m. (Paris Time)	D - 2 11:00 a.m. (Paris Time)

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m. London time

D: relevant Date

D-(x): (x) Business Days before the relevant Date

Schedule 11

FORM OF GUARANTEE

FIRST DEMAND GUARANTEE

BY:

1.	MANITOU BF, a société anonyme incorporated under the laws of the Republic of France under registration number 857 802 508 RCS Nantes, having its registered office at Ancenis (44150), 730, rue de l’Aubinière and a registered capital of 37,809,040 €, represented by [—] duly authorised for the purpose of this First Demand Guarantee,

(the “Guarantor” or “MANITOU”),

IN FAVOUR OF:

2.	Société Générale, a société anonyme incorporated under the laws of the Republic of France under registration number [—] RCS [—], having its registered office at [—] and a registered capital of € [—], in its capacity of Agent acting on behalf of the Lenders under the MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT entered into between MANITOU as original Borrower, Société Générale Corporate and Investment Banking as arranger and Société Générale as Agent and original Lender,

(on is name and on behalf of the Lenders, the “Beneficiary”),

WHEREAS:

A MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT has been entered into between MANITOU as original Borrower, Société Générale Corporate and Investment Banking as arranger and Société Générale as Agent and original Lender (this agreement is thereafter named the “Facilities Agreement”).

Pursuant to the terms of the Facilities Agreement [—] shall become an Additional Borrower (as defined in the Facilities Agreement) upon receipt by the Agent of all the required conditions precedents.

The issuing of this first demand guarantee (the “First Demand Guarantee”) by the Guarantor is one of these condition precedents.

IT IS AGREED as follows:

1.	AMOUNT OF FIRST DEMAND GUARANTEE - CLAIMS UNDER THE FIRST DEMAND GUARANTEE - PAYMENTS BY THE GUARANTOR

1.1	The Guarantor irrevocably and unconditionally undertakes to pay in accordance with the provisions of Clause 1.2, to the Beneficiary, from time to time, on first demand, the amount claimed by the Beneficiary, up to a maximum amount of EUR [-],000,000 ([-] million Euros) or its equivalent in USD at the fixing rate of the European Central Bank on the Date of receipt of the Demand (the “Guaranteed Amount”).

1.2	The Guarantor will make any payment claimed by the Beneficiary within 3 Business Days of receipt by The Guarantor of a written demand (a “Demand”) delivered to The Guarantor by the Beneficiary in the form of Schedule 1 (Form of Demand).

1.3	This First Demand Guarantee can be called upon by the Beneficiary in one or several times.

1.4	Any amount due by the Guarantor under this First Demand Guarantee shall be paid in Euros or United States dollars to the account specified in the Demand and shall be calculated and made (i) without (and free and clear of any declaration for) set-off or counterclaim and (ii) free and clear of and without deduction for or on account of any tax, levy, impost, duty or other charge or withholding (“Taxes”).

1.5	All Taxes imposed by or levied in respect of this First Demand Guarantee and any amounts paid or payable hereunder shall be paid by the Guarantor when due and in any event prior to the date on which penalties attach thereto. In addition, if any such Taxes or amounts in respect thereof must be deducted from any amounts payable or paid by the Guarantor hereunder, the Guarantor shall pay such additional amounts as may be necessary to ensure that the Beneficiary receives a net amount equal to the full amount which it would have received had the payment not been made subject to such Tax.

1.6	Except for the penalties that may be due according to clause 7 (LATE PAYMENT) below, all payments made by the Guarantor according to paragraphs 1.1 to 1.5 above will automatically reduce the outstanding amount of this First Demand Guarantee.

2.	INDEPENDENT AND AUTONOMOUS OBLIGATIONS OF THE GUARANTOR – NO DEFENCES

The obligations of the Guarantor under this First Demand Guarantee are independent and autonomous of those of the Additional Borrowers under the Facilities Agreement and the Finance Documents or under any other agreement. None of the obligations of the Guarantor under this First Demand Guarantee shall be discharged, impaired or otherwise affected by the nullity or termination of the Facilities Agreement or any other Finance Document, or the extinction of any claim of the Beneficiary against any Additional Borrower or any other defence to payment which the relevant Additional Borrower or any third party is entitled to raise as against the Beneficiary.

This First Demand Guarantee is irrevocable and unconditional notwithstanding any objection raised by the relevant Additional Borrower or any third party.

The Guarantor shall not be exonerated and its liabilities under this First Demand Guarantee shall not be lessened or impaired by any time, indulgence or relief given by the Beneficiary or any other person under any circumstances to the Additional Borrower or any other person, by any amendment, variation of or supplement to the Facilities Agreement or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or security interests against the Borrower or any other person or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

The obligations of the Guarantor under this First Demand Guarantee shall not be affected by any legal limitation, disability, incapacity or other circumstances relating to the Additional Borrower or any other person, whether or not known to the Beneficiary, by any invalidity in or irregularity or unenforceability of the obligations of the Additional Borrowers under the Finance Documents or otherwise or by any change in the constitution of, or any merger (fusion), spin-off (scission) or other form of amalgamation or reconstruction, of any Additional Borrower, the Guarantor or the Beneficiary.

3.	DURATION OF THE FIRST DEMAND GUARANTEE

This First Demand Guarantee shall remain in force until [—] (the “Expiry Date”). This First Demand Guarantee shall automatically expire on the Expiry Date with no need for the Beneficiary to deliver any release letter to the Guarantor or to return this First Demand Guarantee to the Guarantor.

4.	NO RIGHT OF RECOURSE

The Guarantor agrees that it is entitled to any form of recourse or right to reimbursement or subrogation against the Additional Borrowers in respect of any sums paid under this First Demand Guarantee only when the Additional Borrowers will have repaid in full all sums owed to the Beneficiary under the Facilities Agreement. Any amount owed by the Additional Borrowers to the Guarantor following the enforcement of the First Demand Guarantee shall be subordinated to any amount owed by the Borrower under the Facilities Agreement.

5.	SEVERABILITY OF PROVISIONS

The invalidity of any of the provisions of this First Demand Guarantee shall not result in the invalidity of any other provision of this First Demand Guarantee.

6.	NOTICES

6.1	Any communication to be made under or in connection with the First Demand Guarantee shall be made in writing, and may be made by hand delivery, by recorded delivery letter, or by fax to the address and/or number of the addressee indicated below:

MANITOU

[—]

[—]

[—]

[—]

Société Générale

[—]

[—]

[—]

[—]

6.2	Delivery

Any communication made by one person to another under or in connection with this First Demand Guarantee will only be effective:

(c)	if by way of recorded delivery letter on the date appearing on the acknowledgement of receipt;

(d)	if by way of fax, when dispatched (however, if the date of receipt appearing on the transmission notice is not a Business Day, the date of receipt will be the next following Business Day); and

(e)	if by way of hand delivery, on the date appearing on the acknowledgement of receipt.

7.	LATE PAYMENT

If the Guarantor fails to pay any amount under this First Demand Guarantee within 3 Business Days of receipt by the Guarantor of a Demand (the “Due Date”), the unpaid amount shall bear interest from the Due Date to the actual date of payment of such amount at an interest rate equal to arithmetic mean of the EONIA for each day comprised in the default period increased by a margin of 2% per annum, calculated on the basis of the actual number of days elapsed and a year of 360 days. EONIA shall mean the European Overnight Index Average, being the overnight rate of deposits in Euro, calculated by reference to rates communicated by a panel of contributing banks and published on page EONIA of the Reuter screen (or any substituted page).

8.	REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Beneficiary that:

(a)	it is duly established as a société anonyme, it is validly existing under French law and it has the power and authority to own its property and assets and carry on its business as it is now being conducted and has the power and authority to enter into and perform this First Demand Guarantee;

(b)	all necessary action (including any corporate decision) has been taken to authorise the entry into and performance of any of its obligations under this First Demand Guarantee; and

(c)	this First Demand Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, qualifying as a garantie à première demande under French law and particularly under article 2321 of the French Code civil, and would be so treated in the courts of France, and this First Demand Guarantee is in proper form for its enforcement in such courts.

9.	COST AND EXPENSES

The Guarantor shall from time to time on demand reimburse the Beneficiary for all reasonable costs and expenses (including legal fees) upon presentation of evidence incurred in or in connection with the enforcement of any of its rights under this First Demand Guarantee.

10.	BENEFIT

The Guarantor may not assign or transfer its obligations under this First Demand Guarantee to any person.

The Beneficiary may not assign or transfer in whole or in part its rights under this First Demand Guarantee to any person but a New Lender.

11.	DEFINITIONS

Terms and conditions defined in the Facilities Agreement and used herein shall have the meaning ascribed to them in the Facilities Agreement.

12.	GOVERNING LAW

This First Demand Guarantee shall be governed by and shall be construed in accordance with French law (and shall not be construed as a cautionnement under articles 2288 et seq. of the French Code civil, as amended from time to time).

13.	JURISDICTION

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this First Demand Guarantee (including a dispute regarding the existence, validity or termination of this First Demand Guarantee).

Signed in [—]

on [—]

in two original copies

For and on behalf of MANITOU BF

SCHEDULE 1 TO THE FIRST DEMAND GUARANTEE

FORM OF DEMAND

Date: [—]

From: Société Générale

in its capacity of Agent acting on behalf of the Lenders under the Facilities Agreement (the “Beneficiary”)

To : MANITOU

Dear Sirs,

First Demand Guarantee dated [—] issued by MANITOU to the Beneficiary in an amount of EUR [— ] (the “First Demand Guarantee”)

1.	We refer to the First Demand Guarantee pursuant to which MANITOU, as Guarantor, has irrevocably and unconditionally undertaken to pay to us, in our capacity as Beneficiary of the First Demand Guarantee, any amount claimed by us in accordance with the provisions thereof and hereof.

2.	We hereby demand payment under the First Demand Guarantee of EUR/USD [—].

3.	This demand is a Demand for the purposes of the First Demand Guarantee.

4.	We hereby request you to pay us within three (3) Business Days from receipt of this Demand, the total amount stated above onto the following account:

[insert details of bank account].

5.	Terms defined in the First Demand Guarantee or the Facilities Agreement and used herein shall have the meaning ascribed to them in the First Demand Guarantee or the Facilities Agreement as the case may be.

Yours faithfully,

Société Générale

By:
Name
Title